                                                                     Exhibit 2.1

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                         AGREEMENT AND PLAN OF MERGER

                         dated as of November 13, 1997

                                by and between

                            CHARTWELL LEISURE INC.

              WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP IX

                                      and

                       CLI PROPERTIES ACQUISITION CORP.


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

                               TABLE OF CONTENTS
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ARTICLE I    THE MERGER.............................................................       1
     SECTION 1.1  The Merger........................................................       1
     SECTION 1.2  Closing...........................................................       1
     SECTION 1.3  Effective Time....................................................       1
     SECTION 1.4  Effects of the Merger.............................................       2
     SECTION 1.5  Certificate of Incorporation; By-laws.............................       2
     SECTION 1.6  Directors; Officers...............................................       2

ARTICLE II   EFFECT OF THE MERGER ON THE CAPITAL
             STOCK OF THE CONSTITUENT CORPORATIONS..................................       2
     SECTION 2.1  Effect on Capital Stock...........................................       2
     SECTION 2.2  Stock Options.....................................................       3
     SECTION 2.3  Adjustments.......................................................       3

ARTICLE III  PAYMENT FOR SHARES.....................................................       3
     SECTION 3.1  Payment For Shares................................................       3

ARTICLE IV   REPRESENTATIONS AND WARRANTIES.........................................       5
     SECTION 4.1  Representations and Warranties of the Company.....................       5
     SECTION 4.2  Representations and Warranties of Parent and Sub..................      19

ARTICLE V    COVENANTS..............................................................      21
     SECTION 5.1  Conduct of Business of the Company Prior to the Merger............      21
     SECTION 5.2  Other Actions.....................................................      23

ARTICLE VI   ADDITIONAL AGREEMENTS..................................................      23
     SECTION 6.1  Preparation of the Proxy Statement................................      23
     SECTION 6.2  Stockholders Meeting..............................................      24
     SECTION 6.3  Access to Information: Confidentiality............................      24
     SECTION 6.4  Reasonable Best Efforts...........................................      24
     SECTION 6.5  Indemnification; Directors' and Officers' Insurance...............      24
     SECTION 6.6  Public Announcements..............................................      26
     SECTION 6.7  No Solicitation; Acquisition Transaction Proposals................      26
     SECTION 6.8  Consents, Approvals and Filings...................................      27
     SECTION 6.9  Board Action Relating to Stock Option Plans.......................      27
     SECTION 6.10  Name Changes.....................................................      28
     SECTION 6.11  Notices of Certain Events........................................      28
     SECTION 6.12  Parent Payment and Related Matters...............................      28
     SECTION 6.13  Tax Filings......................................................      29
     SECTION 6.14  Investment Canada Act............................................      29
ARTICLE VII  CONDITIONS PRECEDENT...................................................      29
     SECTION 7.1  Conditions to Each Party's Obligation to Effect the Merger........      29
     SECTION 7.2  Conditions to Obligations of Parent and Sub.......................      29
     SECTION 7.3  Conditions to Obligations of the Company..........................      31
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ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER........................................     32
     SECTION 8.1  Termination.........................................................     32
     SECTION 8.2  Effect of Termination...............................................     34
     SECTION 8.3  Amendment...........................................................     34
     SECTION 8.4  Extension; Waiver...................................................     34
     SECTION 8.5  Procedure for Termination, Amendment, Extension or Waiver...........     34

ARTICLE IX   GENERAL PROVISIONS.......................................................     35
     SECTION 9.1  Nonsurvival of Representations and Warranties.......................     35
     SECTION 9.2  Fees and Expenses...................................................     35
     SECTION 9.3  Definitions.........................................................     35
     SECTION 9.4  Notices.............................................................     36
     SECTION 9.5  Interpretation......................................................     36
     SECTION 9.6  Counterparts........................................................     37
     SECTION 9.7  Entire Agreement; Third-Party Beneficiaries.........................     37
     SECTION 9.8  Governing Law.......................................................     37
     SECTION 9.9  Assignment..........................................................     37
     SECTION 9.10  Enforcement........................................................     37
     SECTION 9.11  Severability.......................................................     37
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                                      ii

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of November 13, 1997, by and between Whitehall Street Real Estate Limited Partnership IX, a Delaware limited partnership ("Parent"), CLI Properties Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), and Chartwell Leisure Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 9.3 hereof.


                              W I T N E S S E T H:
                              - - - - - - - - - -


     WHEREAS, the respective Boards of Directors of the Company and Sub and the General Partner of Parent have determined that it would be advisable and in the best interests of the respective stockholders of the Company and Sub and the partners of Parent, respectively, for the Company to merge with Sub pursuant and subject to the terms and conditions set forth in this Agreement (the "Merger");

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  THE MERGER

      SECTION 1.1  The Merger.  Upon the terms and subject to the conditions set
                   ----------
forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Merger shall be effected and Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3), the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger. The surviving corporation of the Merger shall be herein referred to as the "Surviving Corporation."

      SECTION 1.2  Closing.  Unless this Agreement shall have been terminated
                   -------
and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place as soon as practicable following the last to be satisfied or waived of the conditions set forth in Article VII (other than the delivery of certificates referred to in Sections 7.2(a) and (b) and Sections 7.3(a) and (b) hereof) in accordance with this Agreement (the "Closing Date"), at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

      SECTION 1.3  Effective Time.  Contemporaneously with or as promptly as
                   --------------
practicable after the Closing, Sub will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

      SECTION 1.4  Effects of the Merger.  The Merger shall have the effects set
                   ---------------------
forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 1.5  Certificate of Incorporation; By-laws.  At the Effective
                   -------------------------------------
Time, Sub's certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation and shall be amended so that the name of the Surviving Corporation shall not be inconsistent with the provisions of
Section 6.10 hereof. At the Effective Time, the by-laws of Sub as in effect at the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      SECTION 1.6  Directors; Officers.  At the Effective Time, (a) the
                   -------------------
directors of Sub shall be the directors of the Surviving Corporation, and (b) the officers of Sub shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                  ARTICLE II

                      EFFECT OF THE MERGER ON THE CAPITAL
                     STOCK OF THE CONSTITUENT CORPORATIONS

      SECTION 2.1  Effect on Capital Stock.  As of the Effective Time, by virtue
                   -----------------------
of the Merger and without any action on the part of Parent, Sub, the Company or any holder of (i) any shares of capital stock of the Company or (ii) any shares of capital stock of Sub:

          (a)  Common Stock of Sub.  Each share of common stock of Sub issued
               -------------------
and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

          (b)  Cancellation of Treasury Shares and Parent-Owned Shares.  Each
               -------------------------------------------------------
share of common stock, par value $.01 per share (the "Shares"), of the Company issued and outstanding immediately prior to the Effective Time that is owned by the Company or by Parent, Sub or any other Subsidiary (as defined in Section 9.3 hereof) of Parent shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c)  Conversion of Shares.  Each Share issued and outstanding
               --------------------
immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.1(b) hereof and other than Dissenting Shares (as defined and described below)) shall be converted into the right to receive $17.25 per Share in cash, without interest (the "Merger Consideration").

          (d)  Dissenting Shares.  Notwithstanding anything in this Agreement to
               -----------------
the contrary, Shares issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has not voted in favor of the Merger or consented thereto in writing and who has the right to demand, and who properly demands, an appraisal of such Shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive Merger Consideration in accordance with Section 2.1(c) hereof. Notwithstanding anything to the contrary contained herein, if the Merger is rescinded or abandoned, then the right of any holder to be paid the fair value of such holder's Dissenting Shares shall cease. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of Shares and any withdrawal of such demands, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

      SECTION 2.2  Stock Options.  The Company shall (a) terminate the Company's
                   -------------
1994 Stock Option Plan (the "Stock Option Plan") immediately prior to the Effective Time without prejudice to the rights of the holders of options (the "Options") awarded pursuant thereto and (b) except as permitted in Section 5.1(ii) hereof, grant no additional Options under the Stock Option Plan. The Company shall obtain the consent of each holder of an Option (whether or not then exercisable) under the Stock Option Plan at the Effective Time to the cancellation of such holder's Options (without regard to the exercise price of such Option), to take effect immediately prior to the Effective Time. Each such consent shall require the Company to pay in respect of each Option, an amount equal to the excess, if any, of the Merger Consideration over the exercise price of such Option, multiplied by the number of Shares subject to such Option, without any interest thereon (the "Option Consideration"). Notwithstanding the foregoing, payment may be withheld in respect of any Option until the consent of the holder thereof to its cancellation as contemplated hereby is obtained. The surrender of an Option to the Company shall be deemed a release of any and all rights the holder had or may have had in such Option, other than the right to receive the Option Consideration in respect thereof.

      SECTION 2.3  Adjustments.  If at any time during the period between the
                   -----------
date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split, or combination, exchange or readjustment of Shares, or any stock dividend thereof, the Merger Consideration shall be appropriately adjusted.


                                  ARTICLE III

                              PAYMENT FOR SHARES

      SECTION 3.1  Payment For Shares.  (a)  Payment Fund.  Prior to the
                   ------------------        ------------
Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of The Chase Manhattan Bank, New York ("Chase"), or another commercial bank reasonably satisfactory to each of Parent and the Company (the "Paying Agent"), for the benefit of the holders of Shares, cash in an aggregate amount sufficient to pay the aggregate Merger Consideration (hereinafter collectively referred to as the "Payment Fund"). For purposes of determining the Merger Consideration to be so paid, Parent shall assume no holder of Shares will perfect his right to appraisal of his Shares.

          (b)  Letter of Transmittal: Surrender of Certificates.  Promptly after
               ------------------------------------------------
the Effective Time, but in no event later than five business days after the Effective Time, Parent shall mail, or cause the Paying Agent to mail to each holder of record (other than the Company or any of its Subsidiaries or Parent, Sub or any of their Subsidiaries) of a certificate or certificates which, immediately prior to the Effective Time, evidenced outstanding Shares (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of Shares theretofore represented by such Certificate and (y) the Merger Consideration, and, in either case, the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such tax has been paid or is not applicable.

          (c)  Cancellation and Retirement of Shares; No Further Rights.  As of
               --------------------------------------------------------
the Effective Time, all Shares (other than Shares to be canceled in accordance with Section 2.1(b) or Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Shares shall cease to have any rights with respect thereto (including, without limitation, the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of the Certificate representing such Shares in accordance with this Article III, and until so surrendered, each such Certificate shall represent for all purposes only the right, subject to
Section 2.1(d) hereof, to receive the Merger Consideration. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At and after the Effective Time, there shall be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be canceled and exchanged for cash as provided in Article I hereof. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.

          (d)  Investment of Payment Fund.  The Paying Agent shall invest the
               --------------------------
Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million; and any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent; provided, however, that any Taxes (as defined in Section
                     --------  -------
4.1(i) hereof) payable with respect to the Payment Fund shall be the sole obligation and liability of Parent; provided, further that any such investment or any such payment of earnings shall not delay the timely receipt by holders of Certificates of the Merger Consideration or otherwise impair such holders' respective rights hereunder.

          (e)  Termination of Payment Fund.  Any portion of the Payment Fund
               ---------------------------
which remains undistributed to the holders of Certificates for 365 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with this Article III shall thereafter (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

          (f)  No Liability.  None of Parent, Sub, the Surviving Corporation or
               ------------
the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the time which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.1(c) hereof), any amounts payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (g)  Withholding Rights.  Parent shall be entitled to deduct and
               ------------------
withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options or Certificates such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal revenue Code of 1986, as amended (the "Code"), or any provision of applicable state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made by Parent.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

      SECTION 4.1  Representations and Warranties of the Company.  The Company
                   ---------------------------------------------
represents and warrants to Parent and Sub as follows:

     (a)  Organization, Standing and Power.  Each of the Company and each
          --------------------------------
Subsidiary of the Company that is a corporation (a "Subsidiary Corporation") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company that is a limited partnership is validly existing and in good standing as a limited partnership under the laws of its state of organization and has the requisite limited partnership power and authority to carry on its business as now being conducted. Each of the Company, each Subsidiary Corporation and Subsidiary of the Company that is a limited partnership is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" means any Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole, or any change or effect that adversely, or is reasonably expected to adversely, affect the ability of the Company to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays the Company's ability to perform its obligations hereunder; provided,
                                                                   --------
that only for purposes of Sections 4.1(k) and 4.1(q) hereof and Sections 7.2(a) and 7.2(f) but only insofar as such Sections relate to Sections 4.1(k) and 4.1(q) hereof. "Company Material Adverse Effect" shall also include a Material Adverse Effect with respect to (i) the assets and businesses of the Company and its Subsidiaries located in Canada, taken as a whole, and (ii) the assets and businesses of the Company and its Subsidiaries related to full service properties located in the United States, taken as a whole. The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company, as amended to the date of this Agreement. Section 4.1(a) of the Disclosure Schedule sets forth a true, complete and correct list of all Subsidiaries of the Company.

     (b)  Capital Structure.  (i)  The authorized capital stock of the Company
          -----------------
consists of (i) 100,000,000 Shares and (ii) 10,000,000 shares of preferred stock, $1.00 par value per share. At the close of business on November 12, 1997: (i) 13,482,249 Shares were issued and outstanding, (ii) 2,258,887 Shares were reserved for issuance pursuant to the Stock Option Plan and those certain option agreements with respect to HFS Holdings, Inc. (which option agreements are described in Section 4.1(b) of the Disclosure Schedule), (iii) no Shares were held by the Company in its treasury and (iv) no shares of preferred stock were issued and outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to preemptive or similar rights. No bonds debentures, notes or other indebtedness of the Company or any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company or any Subsidiary of the Company may vote are issued or outstanding. Except as disclosed in Section 4.1(b) of the Disclosure Schedule, all the outstanding shares of capital stock of each Subsidiary Corporation have been validly issued and are fully paid and nonassessable and are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more such wholly owned Subsidiaries, free and clear of Liens. Except as set forth above or in Section 4.1(b) of the Disclosure Schedule, and except for this Agreement, neither the Company nor any Subsidiary of the Company has or, at or after the Effective Time will have, any outstanding option, warrant, call, subscription or other right, agreement or commitment which either
(i) obligates the Company or any such Subsidiary to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or any shares of capital stock or other equity interests, as applicable, of such Subsidiary, (ii) restricts the voting, disposition or transfer of shares of capital stock of the Company, or the capital stock or other equity interests of any Subsidiary of the Company. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries. The Company has made available to Parent complete and correct copies of the Stock Option Plan and all forms of Options issued pursuant to the Stock Option Plan, including all amendments thereto. Section 4.1(b) of the Disclosure Schedule includes a complete and correct list setting forth as of the date hereof, (i) the number of Options outstanding, (ii) the dates on which such Options were granted and (iii) the exercise price of each outstanding Option.

               (ii) Set forth in Section 4.1(b) of the Disclosure Schedule is a true, complete and correct list of all joint ventures in which the Company or any of its Subsidiaries has an equity interest ("Joint Ventures"). Such Section identifies the nature and percentage ownership interest in such entities owned by the Company or its Subsidiary, as the case may be. Except as set forth in
Section 4.1(b) of the Disclosure Schedule, no such Joint Venture is indebted to the Company or any Subsidiary in an amount in excess of $50,000 (or in excess of $2,500,000 in the aggregate for all Joint Ventures). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, termination, cancellation or acceleration of any obligation (including to pay any sum of money) or loss of benefit under any joint venture agreement, except to the extent any of the foregoing would not have, singly or in the aggregate, a Company Material Adverse Effect. In addition, the Company, directly or indirectly through a Subsidiary, beneficially owns a 3.37% equity interest in Capital Properties Limited Partnership, a limited partnership formed under the laws of the Province of Ontario ("CPLP").

     (c)  Authority; Noncontravention.  The Company has the requisite corporate
          ---------------------------
power and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in Section 6.2 hereof with respect to the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the approval of its stockholders as set forth in Section 6.2 hereof. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as disclosed in Section 4.1(c) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the certificate of incorporation or by-laws of the Company or the comparable governing documents of any Subsidiary of the Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, termination, cancellation or acceleration of any obligation (including to pay any sum of money) or loss of a benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, ground lease, franchise, license or similar instrument or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets is bound, result in the creation or imposition of a material Lien or other restriction or encumbrance on any material asset of the Company or any Subsidiary, which, singly or in the aggregate, would have a Company Material Adverse Effect, or
(iii) subject to the governmental filings and other matters referred to in the following sentence, violate any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect except for such violations, which, singly or in the aggregate, would only have an immaterial effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign governmental agency or regulatory authority (a "Governmental Entity") or any third party which has not been received or made, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Merger, (ii) the filings with the appropriate Governmental Entities in Canada under the Competition Act and Investment Canada Act (together, the "Canadian Acts"), with respect to the Merger and the transactions contemplated hereby, (iii) the filing with the SEC of (x) a proxy statement relating to the approval by the stockholders of the Company of this Agreement (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the certificate of merger with the Delaware Secretary of State, (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 4.1(c) of the Disclosure Schedule and (vi) consents, approvals authorizations, declarations, filings and notices that, if not obtained or made, will not, individually or in the aggregate, result in a Company Material Adverse Effect.

     (d)  SEC Documents.  (i) The Company has filed all required reports,
          -------------
schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"); (ii) as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of the Company included in the SEC Documents and the draft Quarterly Report on Form 10-Q for the period ended September 30, 1997 set forth as Section 4.1(d) of the Disclosure Schedule (the "Draft September 30 10-Q") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in all material respects in accordance with applicable laws, including the Exchange Act, and generally accepted accounting principals ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or Rule 10-01 of Regulation S-X) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). For purposes of this Agreement, the Draft September 30 10-Q shall be deemed an SEC Document and a Filed SEC Document.

     (e)  Information Supplied.  The Proxy Statement will not, at the time it is
          --------------------
filed with the SEC, at any time that it is amended or supplemented, at the time the Proxy Statement is mailed to the Company's stockholders and at the time of the Stockholders Meeting referred to in Section 6.2 hereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in such documents.

     (f)  Absence of Certain Changes or Events; No Undisclosed Material
          -------------------------------------------------------------
Liabilities.
-----------

               (i) Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or in Section 4.1(f) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its Subsidiaries have conducted their business only in the ordinary course, and there has not been (A) any change, destruction, damage, loss or event which has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of the Company's capital stock, or any repurchase, redemption or other acquisition by the Company or its Subsidiaries of any shares of their respective capital stock or equity interests, as applicable; (C) any increase in the rate or terms of compensation payable or to become payable by the Company or its Subsidiaries to their directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices or was required under any employment, severance or termination agreements disclosed in Sections 4.1(g) or 4.1(o) of the Disclosure Schedule; (D) any entry into, or increase in the rate or terms of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business consistent with past practices or as was required under employment agreements or employee or director benefit plans disclosed in Sections 4.1(g), 4.1(h) or 4.1(o) of the Disclosure Schedule; (E) any entry into any agreement, commitment or transaction by the Company or any of its Subsidiaries, or waiver, termination, amendment or modification to any agreement, commitment or transaction, which is material to the Company and its Subsidiaries taken as a whole; (F) any material labor dispute involving the employees of the Company or its Subsidiaries; (G) any change by the Company in accounting methods, principles or practices except as required or permitted by GAAP; (H) any write-off or write-down of, or any determination to write-off or write-down, any asset of the Company or any of its Subsidiaries or any portion thereof which write-off, write-down, or determination exceeds $750,000 in the aggregate; (I) any split, combination or reclassification of any of the Company's capital stock or issuance or authorization relating to the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock; (J) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries; (K) any loans, advances or capital contributions to or investments in, any other person in existence on the date hereof made by the Company, in each case, in excess of $50,000 (or in excess of $2,500,000 in the aggregate), other than to any direct or indirect wholly-owned Subsidiary and other than travel and entertainment advances to employees of the Company in the ordinary course of business consistent with past practices; (L) any sale or transfer by the Company of any of the assets of the Company (other than sales or transfers of immaterial assets in the ordinary course of business), cancellation of any material debts or claims or waiver of any material rights by the Company; or (M) any agreements by the Company to (1) do any of the things described in the preceding clauses (A) through (L) other than as expressly contemplated or provided for herein or (2) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect.

               (ii) Without limiting the foregoing, except (i) as set forth in the most recent financial statements included in the Filed SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements and
(iii) as set forth on Schedule 4.1(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any material nature that would be required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto. Except as set forth in Section 4.1(f) of the Disclosure Schedule, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, whether due or to become due, determined, determinable or otherwise, that would have a Company Material Adverse Effect, other than (A) liabilities reflected on the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, the Draft September 30 10-Q, and the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and (B) liabilities under this Agreement or disclosed in the Disclosure Schedule.

     (g)  Collective Bargaining, Employment Agreements and Labor Matters.  (i)
          --------------------------------------------------------------
Except as disclosed in the Filed SEC Documents or in Section 4.1(g) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment or any agreement to adopt or amend in any material respect by the Company or any of its Subsidiaries any collective bargaining agreement. Except as disclosed in the Filed SEC Documents or in Section 4.1(g) of the Disclosure Schedule, there exists no employment, collective bargaining, labor consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its Subsidiaries and any current or former employee, officer or director of the Company or any of its Subsidiaries.
Section 4.1(g) of the Disclosure Schedule sets forth a true, complete and correct list of all amounts that will become payable to any current or former employee, officer, director or consultant of the Company or any Subsidiary or affiliate of the Company, as a result, directly or indirectly, of the Company's entering into this Agreement or the consummation of the Merger, which obligation arises from any agreement, plan, arrangement or understanding in effect on the date hereof with any such persons ("Severance Payments"). Except for the Options and the option agreements with respect to HFS Holdings, Inc. described on Section 4.1(g) of the Disclosure Schedule, the Severance Payments, including the severance, bonus or stay payments permitted under Section 5.1(xii), do not exceed $1,000,000 in the aggregate.

               (ii) Except as set forth in Section 4.1(g) of the Disclosure Schedule, no employees of the Company or any of its Subsidiaries are represented by any labor organization and no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

               (iii) Except as set forth on Section 4.1(g) of the Disclosure Schedule, there are no (A) unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries which, if resolved against the Company or any of its Subsidiaries, as the case may be, would cause a Company Material Adverse Effect, or (B) complaints, charges or claims against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries which, if resolved against the Company or any of its Subsidiaries, as the case may be, would cause a Company Material Adverse Effect.

     (h)  Benefit Plans.  (i)  Each "employee pension benefit plan" (as defined
          -------------
in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") other than a multiemployer plan) (hereinafter a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (hereinafter a "Welfare Plan"), and each other material plan, arrangement, policy or payroll practice (written or oral) including but not limited to stock option, stock purchase, incentive compensation, deferred compensation, equity-based compensation, severance, change of control, vacation pay, company awards, salary continuation for disability, sick leave, insurance, bonus or other incentive or employee benefit plan or arrangement other than a Pension Plan or Welfare Plan, in each case, maintained or contributed to, or required to be maintained or contributed to, by the Company and/or its Subsidiaries for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or any of its Subsidiaries or with respect to which the Company and/or its Subsidiaries has any liability (all the foregoing being herein collectively called "Benefit Plans") shall be given to or made available to Parent as soon as practical following the date hereof. Section 4.1(h) of the Disclosure Schedule sets forth a correct and complete list of all Benefit Plans.

               (ii)   Except as disclosed in the Filed SEC Documents or in
Section 4.1(h) of the Disclosure Schedule:

          (a) none of the Company or any other person or any trade or business (whether or not incorporated) that together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") has incurred any material liability to, or with respect to, any Pension Plan covered by Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (the "PBGC") (other than for the payment of premiums not yet due, in each case, which remain unpaid);

          (b) no Commonly Controlled Entity is, or has been during the preceding six years, required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA ("Multiemployer Plan") or (y) has withdrawn from any Multiemployer Plan. The Company will request within twelve business days of the date hereof from each Multiemployer Plan an estimate of the withdrawal liability that would be assessed if the Company and all Commonly Controlled Entities withdrew from the Plan and will disclose any response to any such request to Parent within ten days of receipt thereof by the Company, but in all events prior to the Effective Time;

          (c) nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Benefit Plan has or will make the Company or any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries subject to any material liability under Title I of ERISA or liable for any material tax pursuant to Section 4975, 4976 or 4980 of the Code;

          (d) each Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code;

          (e) none of the Benefit Plans promises or provides retiree medical or life insurance benefits to any person, except as may be required by law;

          (f) neither the Company nor any of its Subsidiaries has an obligation to adopt any new benefit plan or, except as required by law, the amendment of an existing Benefit Plan;

          (g) each Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law;

          (h) each of the Company and its Subsidiaries and ERISA Affiliates which maintains a "benefit plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA and the regulations thereunder;

          (i) neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (A) any payment or increase in any benefits becoming due under any Benefit Plan or any compensation arrangement or (B) the acceleration of the time of payment or vesting of any such benefits; and

          (j) each Pension Plan which is subject to Title IV of ERISA has no unfunded benefit liability, as determined pursuant to PBGC funding assumptions.

     (i)  Taxes.  Except as set forth in Section 4.1(i) of the Disclosure
          -----
Schedule:

          (a) The Company, and each affiliated (within the meaning of Section 1504 of the Code), combined or unitary group of which the Company is a member, has timely filed (including extensions permitted by law) all federal, state, local, foreign, income and franchise tax returns and all other material Tax Returns (as defined below) required to be filed by them. All such Tax Returns are true and correct in all material respects. Except to the extent adequately reserved for in accordance with GAAP, all material Taxes due and payable by the Company and its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) have been timely paid in full. The most recent consolidated financial statements contained in the Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

          (b) No material deficiencies for any Taxes (as defined below) have been proposed, asserted or assessed against the Company or any of its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company).

          (c) There are no material liens or encumbrances for Taxes on any of the assets of the Company or its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) (other than for current Taxes not yet due and payable).

          (d) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

          (e) None of the Company or its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) is a party to any tax allocation agreement, tax sharing agreement, tax indemnity agreement or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement, private letter ruling or other agreement relating to Taxes with any taxing authority).

          (f) No audits or other administrative or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) and neither the Company nor any of its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) has received a written notice of any pending audit or proceeding with respect to Taxes except for such audits or proceedings with potential liabilities for more than $5,000 individually or $25,000 in the aggregate; provided, however, that the Company shall deliver to
                          --------  -------
Parent any such notice received after the date hereof and prior to the Effective Time as soon as practicable (but in no event later than ten days) after receipt by the Company of such notice. No material issues relating to Taxes have been raised in writing by any Governmental Entity during any presently pending audit, or other administrative proceeding; provided, however, in the event that the
                                    --------  -------
Company shall receive any written notice from a Governmental Entity relating to Taxes after the date hereof prior to the Effective Date, the Company shall deliver to Parent as soon as practicable, but in no event later than ten (10) days, a copy of such notice.

          (g) Neither the Company nor any of its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) has agreed to make any material adjustment under Section 481(a) of the Code.

          (h) No property owned by the Company or any of its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) is (i) property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) "tax exempt use property" within the meaning of Section 168(h) of the Code; or (iii) "tax exempt bond financed property" within the meaning of Section 168(g) of the Code.

          (i) Since the date of the most recent financial statements included in the Filed SEC Documents, the Company and each of its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) has made sufficient accrual for Taxes in accordance with GAAP with respect to periods for which Tax Returns have not been filed.

          (j) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company or any Subsidiary (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) of the Company for any taxable period.

          (k) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any Subsidiary (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) of the Company by reason of Section 280G of the Code in excess of $20,000 individually and $100,000 in the aggregate.

          (l) Section 4.1(i) of the Disclosure Schedule sets forth as of December 31, 1996 and projected as of December 31, 1997 the adjusted basis for federal income tax purposes of the Assets of the Company and its Subsidiaries and any long-term debt in excess of $500,000 held by the Company or any of its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) described therein. Section 4.1(i) of the Disclosure Schedule also sets forth as of December 31, 1996 the tax basis capital accounts for the Joint Ventures and their respective percentage interests and the tax basis of such Subsidiary Corporation.

          (m) For purpose of this Agreement, (A) the terms "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property (other than real property taxes not yet due and payable) and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement and (B) the term "Tax Return" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

     (j)  Voting Requirements.  The affirmative vote of a majority of the votes
          -------------------
cast by the holders of the issued and outstanding Shares entitled to vote thereon at the Stockholders Meeting described in Section 6.2 hereof with respect to the approval of the Merger is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

     (k)  Compliance with Applicable Laws.  Each of the Company and its
          -------------------------------
Subsidiaries has and after giving effect to the transactions contemplated hereby will have in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits," including, without limitation, Permits required under Hazardous Substances Laws (as defined in Section 4.1(q)(xi) hereof)) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and to the knowledge of the Company there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a Company Material Adverse Effect. Except as set forth in Section 4.1(k) of the Disclosure Schedule, to the Company's knowledge the Company and its Subsidiaries are in compliance with, and have no liability or obligation under, all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, including any liability or obligation to undertake any remedial action under Hazardous Substances Laws, except for instances of non-compliance, liabilities or obligations, which individually or in the aggregate would only have an immaterial effect.

     (l)  Opinion of Financial Advisor.  The Company has received the opinions
          ----------------------------
of Lehman Brothers and Chase Securities Inc., dated the date hereof (a true and complete copy of each of which has been delivered to Parent), to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and, as of the date hereof, such opinions have not been withdrawn or modified.

     (m)  Brokers.  No broker, investment banker, financial advisor or other
          -------
person, other than Lehman Brothers, Chase Securities and Bear Stearns & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     (n)  Litigation, etc.  As of the date hereof, except as set forth in the
          ----------------
Filed SEC Documents or as disclosed in Section 4.1(n) of the Disclosure Schedule, (i) there is no suit, claim, action or proceeding (at law or in equity) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (including, without limitation, any product liability claims) before any court or governmental or regulatory authority or body, and (ii) neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, judgement, injunction, order, decree or arbitration order that, in any such case described in clauses (i) and (ii), (A) could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) involves an allegation of criminal misconduct or a violation of the Racketeer and Influenced Corrupt Practices Act, as amended. As of the date hereof, there are no suits, actions, claims or proceedings pending or, to the Company's knowledge, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

     (o)  Material Contracts.  (A) There have been made available to the Parent,
          ------------------
its affiliates and their representatives true and complete copies of all of the following contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Material Contracts"): (i) contracts with any current or former officer or director of the Company or any of its Subsidiaries; (ii) contracts for the sale of any real property or other material assets of the Company or any of its Subsidiaries or for the purchase of real property or other material assets other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its material assets; (iii) contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area; (iv) indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money; (v) contracts, agreements or arrangements with any affiliate of the Company or any of its Subsidiaries, (vi) joint venture agreements to which the Company or any of its Subsidiaries are a party, and (vii) all other agreements which would be required to be filed as an exhibit to a Form 10-K of the Company as of the date of this Agreement. Section 4.1(o) of the Disclosure Schedule identifies all Material Contracts and except as set forth in such Section of the Disclosure Schedule, all of the Material Contracts are in full force and effect. Except as set forth on Section 4.1(o) of the Disclosure Schedule, neither the Company nor any Subsidiary is in default in any material respect under any Material Contract nor, to the knowledge of the Company, is any other party to any Material Contract in default thereunder in any material respect except for those that individually or in the aggregate would not have a Company Material Adverse Effect. Except as set forth in Section 4.1(c) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, termination, cancellation or acceleration of any obligation (including to pay any sum of money) or loss of benefit under any Material Contract. With respect to any Major Assets (as defined in Section 4.1(q) hereof) currently being developed, Section 4.1(o) of the Disclosure Schedule sets forth a list of all plans and specifications for such Major Assets and any construction contract entered into by the Company or its Subsidiaries. No third party (other than (i) Royco Resorts & Hotels Ltd. ("Royco") with respect solely to the Assets (as defined in Section 4.1(q) hereof) or (ii) certain joint venture partners with respect to the relevant joint venture Assets) has any agreement with the Company or any Subsidiary to manage any of the Assets.

          (B) Section 4.1(o) of the Disclosure Schedule sets forth a complete and correct list of all material agreements and contracts by and between the Company or its Subsidiaries, on the one hand, and any of Royco, CPLP or any of their respective affiliates (including Terrance G. Royer, Randy B. Royer, Peter
P. Sikora and Gregory Royer), on the other hand, with respect to the performance of management services, the conduct of any franchising or sub-franchising business or the development of hotels or motels, in each case on behalf of, in cooperation with, or for the benefit of the Company or any Subsidiary, and true, complete and correct copies of such agreements and contracts have been made available to Parent.

     (p)  Unlawful Payments and Contributions.  To the knowledge of the Company,
          -----------------------------------
neither the Company, any Significant Subsidiary nor any of their respective directors, officers or any of their respective employees or agents has (i) used any Company or Company Subsidiary funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

     (q)  Real Property.  Section 4.1(q) of the Disclosure Schedule sets forth,
          -------------
as of the date of this Agreement (A) all real property owned by the Company and its Subsidiaries, singly or in common or joint venture with each other or other entities or individuals (the "Owned Real Property"), and (B) all real property that the Company and its Subsidiaries has leased or subleased among themselves or from a third party, singly or in common or joint venture with each other or with other entities or individuals (the "Leased Real Property" and, together with the Owned Real Property, the "Assets" and each an "Asset"). The representations and warranties in this Section 4.1(q) shall only be as to the knowledge of the Company when referring to Assets which are not Major Assets (as such term is defined on Section 4.1(q) of the Disclosure Schedule), such Assets are herein referred to as "Minor Assets".

          (i) Except as set forth in Section 4.1(q)(i) of the Disclosure Schedule, there are no contracts of sale which have been executed by the Company or any Subsidiary of the Company that grants the right to any party to purchase any Asset, or any part thereof.

          (ii) There are no security deposits, advance rent payments for more than sixty (60) days or other deposits made by any tenants of any Retail Lease (as defined below), other than the security deposits and advance rent payments described in Section 4.1(q)(iii) of the Disclosure Schedule.

          (iii) All retail leases in effect at the Major Assets ("Retail Leases") and all ground leases (pertaining to Leased Real Property) and amendments thereto are set forth in Section 4.1(q)(iii) of the Disclosure Schedule (each such Retail Lease or ground lease, individually, a "Lease", and collectively, the "Leases"). Except with respect to the Non-Core Assets (as defined in Schedule 4.1(q)) the Company has made available to Parent or its representative true, correct and complete copies of all Leases. The Leases are in full force and effect, and the Company has no knowledge of any event which, with the passage of time or giving of notice, or both, would cause the Company or any tenant or landlord of any Lease to be in default of its Lease. No commissions or finders fees are due with regard to any Lease. Set forth in
Section 4.1(q)(iii) of the Disclosure Schedule, are rent rolls showing all Leases and the information set forth therein is true, correct and complete in all material respects. At Parent's request, the Company shall send estoppel certificates ("Estoppel Certificates") in a form reasonably approved by Parent and the Company to those ground lessors reasonably requested by Parent. The Company shall have available for review by Parent proof of first-class mailing of the Estoppel Certificates and at the request of Parent shall place one telephone call to each recipient of an Estoppel Certificate, if necessary, in order to obtain such Estoppel Certificate. The parties hereto agree that the obtaining of the Estoppel Certificates is not a condition to Closing.

          (iv) The Company has no knowledge of any action or proceeding contemplated, instituted, threatened or pending for eminent domain or for condemnation of all or any part of any Asset.

          (v) Except as set forth in Section 4.1(q)(v) of the Disclosure Schedule, no assessments for public improvements have been made against any Asset which is due and payable.

          (vi) There are no outstanding commitments made by the Company or any Subsidiary of the Company to any governmental authority, utility company, association or to any other organization, group or individual, relating to any Asset, which will impose an obligation upon the Company or any Subsidiary of the Company or its successors or assigns to make any contributions or dedications of land, or to construct, install or maintain any improvements of a public or private nature on or in respect of any Asset.

          (vii) Except as set forth on Section 4.1(q)(vii) of the Disclosure Schedule, the Company has no written notice from any Governmental Entity or insurance company of any material violations of any laws, statutes, ordinances, orders, regulations affecting any Asset or any part of any Asset.

          (viii) Except as disclosed on the financial statements of the Company or on Section 4.1(q)(viii) of the Disclosure Schedule, the Company has no knowledge of any mechanics' or materialmen's Liens against any Asset.

          (ix) As of the date of this Agreement, each of the Company or one of the Subsidiaries or Joint Ventures has fee title to its interest in the applicable Owned Real Property or a leasehold interest in the applicable Leased Real Property as provided in the applicable Lease, in each case, free and clear of all Liens, encumbrances and defects, except for (A) Liens, encumbrances, defects, exceptions, easements, rights of way, restrictions, covenants, claims or other similar charges listed or identified in the title report, commitment or title opinions referenced on Section 4.1(q)(ix) of the Disclosure Schedule with respect to the applicable Assets, which do not, individually or in the aggregate, have a Material Adverse Effect on the use or operation of the Assets as a hotel or motel consistent with the current use thereof, (B) Liens, encumbrances, defects, easements, rights of way, restrictions, covenants, claims or other similar charges (other than material monetary Liens, except those obligations or Liens in respect of which are disclosed in the financial statements of the Company or its Subsidiaries, as the case may be, or set forth in Section 4.1(q)(ix) of the Disclosure Schedule), whether or not of record, which do not, individually or in the aggregate, have a Material Adverse Effect on the use or operation of the Assets as a hotel or motel consistent with the current use thereof, (C) taxes or assessments, special or otherwise, not due and payable or being contested in good faith, (D) aboriginal title or Native American claims, and other standard exceptions which would be contained in an ALTA Form extended coverage owner's policy of title insurance and not removable by endorsement or premium under the laws of the state in which the applicable Asset is located, (E) rights of parties in possession, as tenants only, under the Retail Leases or any party claiming through or under such tenants, (F) any state of facts, rights, interests or claims which could be ascertained by an inspection of the Minor Assets, the existence of which does not materially interfere with the continued use of the Minor Assets consistent with their current use and (G) any discrepancies, conflicts or boundary lines, shortages in area, encroachments, or any other facts which an accurate survey would disclose, the existence of which does not materially interfere with the continued use of the Assets consistent with the current use thereof. The Company and the Subsidiaries of the Company have no written notice of any breach or violation of any material term, covenant, condition or restriction constituting one or more of the encumbrances recorded or otherwise binding against the Assets.

          (x) Except as expressly set forth herein, the Parent and Sub shall acquire the above-described beneficial interests in the Assets in its "AS IS" condition at the Closing Date, subject to all latent and patent defects (whether physical, financial or legal, including title defects), based solely on Parent's and Sub's own inspection, analysis and evaluation of the Assets and not in reliance on any records or other information obtained from the Company or on the Company's behalf. Each of Parent and Sub acknowledges that, except for those expressly set forth herein, it is not relying on any statement or representation that has been made or that in the future may be made by the Company or any of the Company's employees, agents, attorneys or representatives concerning the condition of the property (whether relating to physical conditions, operation performance, title, or legal matters).

          (xi) Except as set forth on Section 4.1(q)(xi) of the Disclosure Schedule and in the environmental reports of the Company which were made available to Parent and are described in the Disclosure Schedule (the "Environmental Reports"), the Company has not received any written notice from any Governmental Entity that there exists any violation of any Hazardous Substances Law (as hereinafter defined). Except as set forth in the Environmental Reports, the Company has no knowledge (i) of any Hazardous Substances (as hereinafter defined) present on, under or about any Asset, and to the Company's knowledge no discharge, spillage, uncontrolled loss, seepage or filtration of Hazardous Substances has occurred on, under or about any Asset,
(ii) that any of the Assets violates, or has at any time violated, any Hazardous Substance Laws, and to the Company's knowledge, (iii) there is no condition on any Asset for which the Company has an obligation to undertake any remedial action pursuant to Hazardous Substance Laws . For purposes hereof, "Hazardous Substances" means, without limitation (1) those substances included within definitions of any one or more of the terms "Hazardous Substance," and "Hazardous Waste," "Toxic Substance" and "Hazardous Material" in the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. (S) 90,601, et seq. ("CERCLA"), the Resource Conservation and Recovery
                      -- ---
Act, as amended, 42 U.S.C. (S) 6901, et seq. ("RCRA"), the Toxic Substances
                                     -- ---
Control Act, as amended, 15 U.S.C. (S) 2601, et seq., the Hazardous Materials
                                             -- ---
Transportation Act, as amended, 49 U.S.C. (S) 1801 et seq., the Occupational
                                                   -- ---
Safety and Health Act, 29 U.S.C. (S) 651, et seq. (insofar as it relates to
                                          -- ---
employee health and safety in relation to exposure to Hazardous Substances) and any other local, state, federal or foreign laws or regulations related to the protection of public health or the environment (collectively, "Hazardous Substances Laws"); (2) such other substances, materials or wastes as are or become regulated under, or as are classified as hazardous or toxic under Hazardous Substance Laws; and (3) any materials, wastes or substances that can be defined as (A) petroleum products or wastes; (B) asbestos; (C) polychlorinated biphenyl; (D) flammable or explosive; or (E) radioactive.

          (xii) No portions of the books, records or files of the Company have been, nor will they be, deliberately disposed of, purged, shredded or otherwise destroyed, except in the ordinary course of business.

     (r)  Anti-takeover Plan; State Takeover Statutes.  Neither the Company nor
          -------------------------------------------
any Subsidiary has in effect any plan, scheme, device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, scheme, device or arrangement. The Board of Directors of the

Company has approved the Merger and this Agreement and has agreed (unless otherwise required in accordance with the fiduciary duties of the Board of Directors under applicable law as advised by outside legal counsel to the Company) to recommend that holders of Shares vote their shares in favor of the Merger; such approval is sufficient to render inapplicable to the Merger and this Agreement and the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL. To the knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

     (s)  Insurance.  The Company maintains, and has maintained, without
          ---------
interruption, during its existence, policies or binders of insurance covering such risk and events, including personal injury, property damages and general liabilities in amounts the Company reasonably believes adequate for its business and operations, and except as set forth in Section 4.1(s) of the Disclosure Schedule, such policies shall not terminate as a result of the consummation of the transactions contemplated hereby.

     (t)  Affiliate Transactions.  Except to the extent disclosed in Section
          ----------------------
4.1(t) of the Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company's affiliates (other than wholly-owned Subsidiaries of the Company), on the other hand ("Affiliate Agreements"). Since December 31, 1996 no payments have been made to any affiliate of the Company other than as specifically required by the Affiliate Agreements, no payments will be made in connection with this Agreement (except as provided for herein) and, after consummation of the Merger, neither the Company nor any of its Subsidiaries shall have any obligations or liabilities to any affiliate or officer or director of any of the Company or any of its Subsidiaries other than pursuant to Sections 2.2 and 6.5 hereof.

     (u)  Disclosure Schedule.  Items disclosed in any one Section of the
          -------------------
Disclosure Schedule are deemed to be disclosed in such other Sections of the Disclosure Schedule as is necessary for purposes of the completeness and accuracy of the related representation or warrants, but only to the extent it is readily apparent from the description of the particular item or disclosure that such item or disclosure would be applicable to any other such Section of the Disclosure Schedule.

      SECTION 4.2  Representations and Warranties of Parent and Sub.  Parent and
                   ------------------------------------------------
Sub represent and warrant to the Company as follows:

     (a)  Organization, Standing and Corporate Power.  Parent is a limited
          ------------------------------------------
partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and each of them has all requisite partnership or corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Parent Material Adverse Effect. For purposes hereof, the term "Parent Material Adverse Effect" means any change or effect that is or is reasonably expected to be materially adverse to the condition (financial or otherwise), business, assets or results of operations, of the Parent and its Subsidiaries taken as a whole or adversely effects the ability of the Parent to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays the Parent's ability to perform its obligations hereunder.

     (b)  Authority Noncontravention.  The execution, delivery and performance
          --------------------------
by each of Parent and Sub of this Agreement and the consummation of the Merger by Sub are within the partnership or corporate powers and authority, as the case may be, of each of Parent and Sub and have been duly authorized by all necessary partnership or corporate action, as the case may be, on the part of each of Parent and Sub. Each of Parent, as sole stockholder of Sub, and the Board of Directors of Sub has approved the Merger and no further corporate or stockholder action is required on the part of Sub in connection with the consummation of the Merger other than the filing of a certificate of merger as contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies and to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement, will not (i) conflict with any of the provisions of the limited partnership agreement of Parent or the certificate of incorporation or by-laws of Sub, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other material agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or Sub is a party or by which Parent or Sub or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award binding on or applicable to Parent or Sub and currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a Parent Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filings with appropriate Government Entities in Canada under the Canadian Acts with respect to the Merger and the transaction contemplated hereby, (iii) the filing with the SEC of the Proxy Statement and such other reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing of the certificate of merger with the Delaware Secretary of State, and (v) such other consents, approvals, authorizations, filings or notices as are set forth in
Section 4.2(b) of the Disclosure Schedule.

     (c)  Information Supplied.  None of the information supplied or to be
          --------------------
supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is filed with the SEC, at any date on which it is amended or supplemented, the date it is first mailed to the Company's stockholders and at the time of the Stockholders Meeting described in Section 6.2, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (d)  Sub.  As of the date hereof, Parent owns all of the outstanding
          ---
capital stock of Sub. As of the Effective Time, Parent will own a majority of the outstanding capital stock of Sub. Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement. Except as contemplated by this Agreement, Sub has not engaged, directly or through any Subsidiary, in any business activities of any type or kind whatsoever.

     (e)  No Brokers.  No broker, investment banker, financial advisor or other
          ----------
person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.


                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1   Conduct of Business of the Company Prior to the Merger.
                   ------------------------------------------------------
Except as set forth in Section 5.1 of the Disclosure Schedule or as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses (including businesses conducted through Joint Ventures) in the ordinary course of business consistent with past practice and use their reasonable best efforts to preserve intact their current business organizations (and Joint Ventures), keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them, and to that end, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, the Company shall not, and, except as set forth in Section 5.1 of the Disclosure Schedule (subject, only where expressly stated therein, to the consent of Parent), shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

               (i) (x) except for a direct or indirect wholly owned Subsidiary, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any outstanding capital stock, (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

              (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of Options outstanding on the date of this Agreement and except for automatic grants of options to directors of the Company under the Stock Option Plan;

             (iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

              (iv) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person (other than any wholly-owned Subsidiary) or except in the ordinary course of business consistent with past practice, acquire, lease or agree to manage any assets or properties;

               (v) directly or indirectly sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including stock or other ownership interests in any properties or Subsidiaries), other than in the ordinary course of business consistent with past practice, except for the sale of (i) the stock of Chartwell Mexico Corp. or
(ii) the Company's interest in Grupo Chartwell de Mexico, S.A. de C.V. (collectively, the "Mexican Joint Venture") as contemplated by Section 7.2(d) hereof;

              (vi) purchase or sell any real property or other material asset or enter into any agreement to purchase or sell the same;

             (vii) modify the terms of, terminate or fail in any material respect to comply with the terms of any Lease, franchise agreement or joint venture agreement, or enter into any new Lease, franchise agreement or joint venture agreement;

            (viii) undertake any material construction or alteration with respect to any Asset;

              (ix) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any Subsidiary of the Company, (y) issue or sell any debt securities or warrants or other rights to acquire debt securities or (z) make any loans or advances to any other person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company and other than routine advances to employees consistent with past practice, and except, in the case of clause (x), for borrowings under existing credit facilities in the ordinary course of business;

               (x) make any tax election or settle or compromise any income tax liability of the Company or of any of its Subsidiaries. The Company shall, before filing or causing to be filed any tax return of the Company or any of its Subsidiaries, consult with and obtain the approval of Parent and its advisors as to the positions and elections that may be taken or made with respect to such return;

              (xi) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, (i) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (ii) the repayment of outstanding indebtedness under the Company's existing credit facilities;

             (xii) grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Employee Benefit Plans, except for stay, severance and other bonus payments, and as may be required under existing agreements (including collective bargaining agreements) or normal, regularly scheduled increases in nonofficer employees consistent with past practices or as required by law such that all severance, bonus or stay payments, together with the Severance Payments, shall not exceed $1,000,000 in the aggregate;

            (xiii) other than in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into or amend any employment, consulting, severance or similar agreement;

             (xiv) waive any claims or rights other than in the ordinary course of doing business so long as such claims or rights do not either (a) have a value in excess of $500,000 in the aggregate or (b) are with respect to affiliates of the Company;

              (xv) make any change in any method of accounting or accounting practice or policy except as required by any changes in GAAP;

             (xvi) incur, enter into, amend, modify or terminate any material commitment, contract or agreement (including with respect to any management agreements, leases, capital expenditures or purchases of assets);

            (xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or any agreement relating to an Acquisition Transaction Proposal (as hereinafter defined) (other than as expressly permitted by this Agreement);

           (xviii) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, or amend, modify or terminate any agreement, arrangement or understanding with, directly or indirectly, any of the Company's affiliates, officers or directors, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate, officer or director or other person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement and set forth in Section 5.1 (xviii) of the Disclosure Schedule other than the sale of the Mexican Joint Venture as contemplated by Section 7.2(d) hereof;

             (xix) close, shut down, or otherwise eliminate any of the Company's hotel properties; or

              (xx) authorize any of, or commit or agree to take any of, the foregoing actions.

     SECTION 5.2   Other Actions.  The Company shall not, and shall not permit
                   -------------
any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties set forth in Section 4.1 of this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions of the Merger set forth in Article VII not being satisfied.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1   Preparation of the Proxy Statement.  (a) As soon as
                   ----------------------------------
practicable after the date hereof, the Company shall, in consultation with Parent and Sub, prepare and file with the SEC a preliminary proxy statement (the "Preliminary Proxy Statement") relating to the Merger and the transactions contemplated by this Agreement in accordance with the Exchange Act and the rules and regulations under the Exchange Act. The Company, Parent and Sub shall cooperate with each other in the preparation of the Preliminary Proxy Statement. The Company shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Preliminary Proxy Statement, and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date. The Company agrees to afford Parent and its counsel a reasonable opportunity to (i) review and comment upon the Preliminary Proxy Statement prior to its being filed with the SEC and to provide Parent and its counsel with copies of any comments the Company or its counsel may receive from the SEC or its staff with respect thereto promptly after the receipt of such comments and (ii) review and comment upon the Proxy Statement prior to its being mailed to the Company's stockholders. If the Board of Directors of the Company withdraws, modifies or amends in any adverse respect its approval or recommendation of this Agreement, the Merger and the transactions contemplated hereby in accordance with Section
6.7 hereof, the Company may delay the filing or mailing, as the case may be, of the Preliminary Proxy Statement and the Proxy Statement.

     SECTION 6.2   Stockholders Meeting.  The Company shall take all action
                   --------------------
necessary, in accordance with the DGCL, the Exchange Act and other applicable law, the rules of the Nasdaq National Market, Inc. ("Nasdaq"), and its certificate of incorporation and bylaws, to convene a special meeting of its stockholders (the "Stockholders Meeting"), for the purpose of considering and voting upon this Agreement and the transactions contemplated hereby, including the Merger. Subject to Section 6.7 hereof, the Board of Directors of the Company shall recommend that the holders of the Shares vote in favor of and approve this Agreement and the Merger at the Stockholders Meeting.

     SECTION 6.3   Access to Information: Confidentiality.  The Company shall,
                   --------------------------------------
and shall cause each of its Subsidiaries to, afford to Parent and to Parent's officers, employees, counsel, financial advisors and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all its owned and leased properties (including as required to perform any environmental studies or reviews of such properties), books, contracts, commitments, tax returns, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Parent, its counsel, financial advisors and other representatives, such information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. Any such access or investigation shall not affect the representations or warranties made by the Company contained in this Agreement. Except as required by law, Parent and the Company will hold, and will cause their respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the other party in confidence in accordance with the Confidentiality Agreement, dated August 14, 1997, by and between the Company and Parent.

     SECTION 6.4   Reasonable Best Efforts.  Upon the terms and subject to the
                   -----------------------
conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VII; provided,
                                                                    --------
however, that nothing in this Agreement shall obligate the Company or its
-------
Subsidiaries to sell, transfer or otherwise dispose of any of their respective assets to cause a termination of the waiting period under the HSR Act or the Canadian Acts.

     SECTION 6.5  Indemnification; Directors' and Officers' Insurance.  (a)
                  ---------------------------------------------------
The certificate of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and by-laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

          (b) The Company shall, and from and after the Effective Time, Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of the Company whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case, to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law, subject to the receipt of an undertaking contemplated by Section 145(e) of the DGCL to refund such advances if it is determined that the Indemnified Party was not entitled thereto).

          (c) Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and Parent and the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, Parent and the Surviving Corporation) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, Parent and the Surviving Corporation) shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that
                                                              --------
neither the Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, Parent and the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.5 except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, Parent and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The Company, Parent and Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however,
                    --------  -------
that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

          (d) For a period of three years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time; provided, that Parent shall only be obligated to maintain such insurance in such scope and amount as is available at annual premiums during such period not in excess of 150% of the per annum rate of the aggregate annual premium currently paid by the Company for such insurance on the date of this Agreement.

          (e) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

     SECTION 6.6   Public Announcements.  Parent and Sub, on the one hand, and
                   --------------------
the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or automated quotation system.

     SECTION 6.7   No Solicitation; Acquisition Transaction Proposals.  Unless
                   --------------------------------------------------
this Agreement is terminated in accordance with the terms hereof, neither the Company, its Subsidiaries nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries), shall, directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information), or enter into, or maintain or continue discussions or negotiate with any person in furtherance of, an Acquisition Transaction (as defined below); provided, however, that nothing
                                               --------  -------
in this Agreement shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person (other than an affiliate of the Company) that makes an unsolicited written proposal for an Acquisition Transaction Proposal after the date hereof, if the Board of Directors of the Company, after consultation with and based upon the advice of outside legal counsel, determines in good faith that the failure to engage in such negotiations or discussions, or disclose such non-public information, would be reasonably expected to be a breach of, or would be inconsistent with, the Board of Directors' of the Company fiduciary duties under applicable law, and prior to taking such action, the Company provides written notice to Parent within 24 hours of receipt of any such proposal to the effect that it is taking such action (which notice shall identify the nature and material terms of the proposal and the person or persons making the same). The Company shall promptly deliver to Parent a copy of any Acquisition Transaction Proposal and promptly notify Parent of any indication that any person is considering making an Acquisition Transaction Proposal or of any request for non-public information relating to the Company or its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries, by any person that may be considering making, or has made, an Acquisition Transaction Proposal and shall keep Parent fully and timely informed of the status of the same. For purposes of this Agreement, "Acquisition Transaction" means a transaction involving any of the following (other than the transactions contemplated by this Agreement with Parent or Sub) involving the Company or any of its Subsidiaries: (v) any direct or indirect acquisition or purchase of more than 10% of any class of equity securities of the Company; (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets (other than immaterial assets) of the Company or any of its Subsidiaries in a single transaction or series of related transactions; or (y) any tender offer or exchange offer for 25 percent or more of the outstanding shares of capital stock of the Company. An "Acquisition Transaction Proposal" means any offer or proposal for, or any indication of interest in, an Acquisition Transaction. Nothing contained in this Section 6.7 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders or making such disclosure as, in each case, may be required under applicable law; provided that
                                                                   --------
the Company shall not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Transaction Proposal except as expressly permitted above. The Company agrees not to, in connection with an Acquisition Transaction Proposal, (x) furnish any information to any third party unless such third party signs a confidentiality agreement no less favorable to the Company than the confidentiality agreements signed by affiliates of Parent and (y) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, unless the Board of Directors of the Company shall have determined in good faith, after consultation with and based upon the advice of outside legal counsel, that failing to release such third party or waive such provisions would be reasonably expected to be a breach of, or would be inconsistent with, the fiduciary duties of the Board of Directors of the Company under applicable law.

     SECTION 6.8   Consents, Approvals and Filings.  (a)  The Company and Parent
                   -------------------------------
will make and cause their respective Subsidiaries to make all necessary filings, as soon as practicable, including, without limitation, those required under the HSR Act, the Canadian Acts and the Exchange Act in order to facilitate prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, the Company and Parent will each use their reasonable best efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement; (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement; and (iii) to cause a termination of the waiting period under the HSR Act and Canadian Acts without the entry by a court of competent jurisdiction of an order enjoining the consummation of the transactions contemplated hereby at as early a date as possible. Each of the Company and Parent shall use reasonable efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request.

          (b) Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement, and copies of all correspondence with such Governmental Entities, and shall keep all the parties timely apprised of the status of the foregoing.

     SECTION 6.9   Board Action Relating to Stock Option Plans.  As soon as
                   -------------------------------------------
practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering a Stock Option Plan) shall adopt such resolutions or take such actions as may be permitted and required to adjust the terms of all outstanding Options in accordance with
Section 2.2 and shall make
such other changes to the Stock Option Plan as it deems permitted and appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld).

     SECTION 6.10  Name Changes.  At or promptly after the Effective Time,
                   ------------
Parent and Sub shall change the name of the Company, and such name shall not contain the word or words "Chartwell" or "Chartwell Leisure," or any derivative thereof and neither the Surviving Corporation nor any Subsidiary may use any such name in any manner in the future.

     SECTION 6.11  Notices of Certain Events.  (a)  The Company shall as
                   -------------------------
promptly as reasonably practicable notify Parent of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of the Company's knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.1(n) or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue or causes any material breach of its obligations under this Agreement.

          (b) Each of Parent and Sub shall as promptly as reasonably practicable notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement,
(ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue or causes any material breach of its obligations under this Agreement.

     SECTION 6.12  Parent Payment and Related Matters.  The information set
                   ----------------------------------
forth in Section 6.12 of the Disclosure Schedule was prepared by the Company in good faith and is a reasonable estimate of the information set forth therein. Notwithstanding anything in this Agreement to the contrary, at or prior to the Closing, the Company may make any of the payments set forth under "sources and uses" in Section 6.12 of the Disclosure Schedule. Immediately prior to the Effective Time (so long as the conditions to Closing set forth in Article VII shall have been satisfied or waived), Parent or Sub shall deliver or cause to be delivered to the Company cash, by wire transfer of immediately available funds, in an amount equal to the amount of the then outstanding indebtedness owed under the Credit Agreement, dated August 28, 1996 among the Company, Chartwell Canada Corp., Various Banks, The Bank of Nova Scotia, as syndication agent, and Chase, as administration agent (as amended to date, the "Credit Facility"), but in no event more than the sum of (i) $25,976,000; plus (ii) $3,200,000, but only if the sale of the real property located at 28 SouthWest Freeway, Houston, Texas has not occurred; plus (iii) $1,800,000, but only if the sale of the real property located at SWC 202 Freeway and 44th Street, Phoenix, Arizona has not occurred; plus (iv) amounts expended by the Company with respect to the extraordinary capital expenditures, or other extraordinary expenditures, in each case, described in Section 5.1 of the Disclosure Schedule; plus (v) $2,500,000.00, minus cash on hand, if any, of the Company at the Effective Time. In addition, at the Effective Time, Parent shall, or shall cause the Surviving Corporation to pay the Option Consideration on behalf of the Company, as contemplated by Section 2.2 hereof.

     SECTION 6.13  Tax Filings.  Parent shall be responsible for preparing and
                   -----------
shall file all Tax Returns for taxable periods ending prior to the Effective Date which are required to be filed by the Company and its Subsidiaries after the Effective Date.

     SECTION 6.14  Investment Canada Act.  The Company agrees that it shall
                   ---------------------
cause its Subsidiaries in Canada to cease to engage in any publication, distribution, or sale of any books, magazines, periodicals or newspapers in print or machine readable form, and shall cease to engage in any production, distribution, sale, exhibition or rental of any film recordings or video recordings, not later than three (3) days prior to Closing.


                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     SECTION 7.1   Conditions to Each Party's Obligation to Effect the Merger.
                   ----------------------------------------------------------
The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

          (a)      Stockholder Approval.  This Agreement and the Merger shall
                   --------------------
have been approved and adopted by the affirmative vote of the requisite number of stockholders of the Company, and in the manner as shall be required pursuant to the Company's certificate of incorporation, by-laws and the DGCL.

          (b)      No Injunctions or Restraints.  No statute, rule, regulation,
                   ----------------------------
temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided, however, that the party invoking this condition shall use its best
--------  -------
efforts to have any such temporary restraining order, injunction, order, restraint or prohibition vacated.

          (c)      Governmental and Regulatory Consents.  All material filings
                   ------------------------------------
required to be made prior to the Effective Time with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, including, without limitation, those set forth in Section 4.1(c) of the Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Sub will have been made or obtained (as the case may be).

          (d)      HSR Act and Canadian Acts.  The waiting periods (and any
                   -------------------------
extension thereof) applicable to the Merger under the HSR Act and the Canadian Acts shall have been terminated or shall have otherwise expired.

     SECTION 7.2   Conditions to Obligations of Parent and Sub.  The obligations
                   -------------------------------------------
of Parent and Sub to effect the Merger are further subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

          (a)      Representations and Warranties.  The representations and
                   ------------------------------
warranties of the Company set forth in Section 4.1 that are qualified as to materiality or Company Material Adverse Effect shall be true and correct and the representations and warranties of the Company set forth in Section 4.1 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date. In addition, all such representations and warranties shall be true and correct as of the date hereof and as though made on and as of the Closing Date, except to the extent such representation or warranty speaks of an earlier date (without regard to any qualifications for materiality or Company Material Adverse Effect) except to the extent that any such failure to be true and correct (other than any such failure the effect of which is immaterial) individually and in the aggregate with all such other failures would not have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

          (b)      Performance of Obligations of the Company.  The Company shall
                   -----------------------------------------
have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c)      Dissenting Shares.  The number of Dissenting Common Shares
                   -----------------
shall constitute no greater than 5% of the total number of Shares outstanding immediately prior to the Effective Time .

          (d)      Sale of Mexican Joint Venture.  The Company shall have sold
                   -----------------------------
the Mexican Joint Venture for a purchase price in cash of not less than all amounts expended or accrued by the Company and its Subsidiaries in connection with or related to the Mexican Joint Venture, which amount shall in no event be less than $3,750,000, and the Company shall have no further obligations or liabilities with respect to its investment in the Mexican Joint Venture.

          (e)      No Outstanding Indebtedness.  Except as disclosed in Section
                   ---------------------------
7.2(e) of the Disclosure Schedule, at the Effective Time after giving effect to
(i) the payment by the Company of all fees and expenses related to the transactions contemplated by this Agreement (including, without limitation, the payment of any real property transfer taxes) and (ii) the payments by Parent contemplated by Section 6.12 hereof and the application of such payment proceeds by the Company as described therein, all outstanding indebtedness of the Company and its Subsidiaries for borrowed money, capitalized lease obligations and similar obligations, other than the amounts owed to the Company or its wholly owned Subsidiaries and amounts permitted to be incurred under Section 5.1 of the Disclosure Schedule, shall, at the Effective Time, have been repaid in full and all Liens with respect to such indebtedness shall have been fully and effectively released and discharged, in each case without the incurrence by the Company or any Subsidiary or Joint Venture of any default or prepayment or other penalty, cost or charge other than repayment of the principal amount of such indebtedness together with accrued and unpaid interest thereon, and the Company shall have received a customary payoff letter from Chase or other authorized lender under the Credit Facility in respect of the indebtedness under the Credit Facility.

          (f)      No Company Material Adverse Effect.  Since September 30,
                   ----------------------------------
1997, there shall not have been any changes or events which, individually or in the aggregate, have had or reasonably would be expected to have a Company Material Adverse Effect.

          (g)      Consents.  All consents of third parties disclosed in Section
                   --------
4.1(c) of the Disclosure Schedule shall have been obtained, including the consent or waiver of Travelodge Hotels, Inc. ("Travelodge") under the Master License Agreement for the Territory of the Dominion of Canada by and between Travelodge and Chartwell Canada Hospitality Corp., dated as of September 30, 1996, evidencing its consent to the consummation of the Merger or waiving any Travelodge rights, if any, under such agreement relating to the consummation of the Merger, in form and substance reasonably acceptable to Parent.

          (h) As of the Effective Time, the Second Amended and Restated Financing Agreement between HFS Incorporated and the Company, dated as of July 24, 1996, shall have been terminated without the payment of any amounts by the Company or any of its Subsidiaries therefor.

          (i) All legal, investment banking, accounting, advisory, consulting, and other third party professional, printing and SEC fees and expenses incurred, paid or accrued by the Company and its Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the other documents contemplated hereby (including amounts payable to Bear, Stearns & Co. Inc., Chase Securities Inc. and Lehman Brothers) shall not exceed $7,000,000.

          (j) The Agreement of Lease between Fisher 40th 3rd Company and Hawaiian Realty, Inc., as landlord, and the Company, as tenant, dated February 29, 1996 (the "New York Office Lease") shall have terminated without the incurrence, payment or accrual by the Company and its Subsidiaries of any cash costs or expenses other than rent through the later of December 31, 1997 or the Effective Time on the terms set forth in the New York Office Lease.

          (k)      Multiemployer Plans.  The Parent shall have no reasonable
                   -------------------
basis to believe that the aggregate withdrawal liability of the Commonly Controlled Entities, if all Commonly Controlled Entities were to withdraw from all Multiemployer Plans as of the date hereof, would exceed $5,000,000.

          (l) The Company shall have obtained, and delivered copies thereof to Parent, of the consents of holders of Options as contemplated by Section 2.2 hereof.

     SECTION 7.3   Conditions to Obligations of the Company.  The obligation of
                   ----------------------------------------
the Company to effect the Merger is further subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

          (a)      Representations and Warranties.  The representations and
                   ------------------------------
warranties of Parent and Sub set forth in Section 4.2 that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct and the representations and warranties of Parent and Sub set forth in Section 4.2 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. In addition, all such representations and warranties shall be true and correct as of the date hereof and as though made on and as of the Closing Date, except to the extent such representation or warranty speaks of an earlier date (without regard to any qualifications for materiality or Parent Material Adverse Effect) except to the extent that any such failure to be true and correct (other than any such failure the effect of which is immaterial) individually and in the aggregate with all such other failures would not have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by the General Partner of Parent to the effect set forth in this paragraph.

          (b)      Performance of Obligations of Parent and Sub.  Parent and Sub
                   --------------------------------------------
shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the General Partner of Parent to such effect.

          (c) All indebtedness owed by the Company under the Credit Facility shall have been repaid in full, and such Credit Facility shall have been terminated.

          (d) The Company shall have received from Parent the payments referenced in Section 6.12.

          (e) None of the financial advisors described in Section 4.1(l) shall have withdrawn, revoked, amended or modified its fairness opinion in any material respect prior to the mailing by the Company of the definitive Proxy Statement to its stockholders.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1  Termination.  (a)  This Agreement may be terminated and the
                  -----------
transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company, in any one of the following circumstances:

               (i)    By mutual written consent of Parent and the Company.

               (ii) By Parent or the Company, if, without any material breach by such terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before May 15, 1998.

               (iii) By Parent or the Company, if (x) any statute, rule or regulation shall have been promulgated by any Governmental Entity prohibiting or restricting the Merger or (y) any federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable provided that a party may not
                                           --------
terminate this Agreement pursuant to this clause (iii) if it has not complied with its obligations under Sections 6.4 and 6.8.

               (iv) By Parent or the Company if, upon a vote at a duly held Stockholders Meeting or any adjournment thereof, any required approval of the stockholders of the Company shall not have been obtained.

               (v) By the Company, if it shall have received an Acquisition Transaction Proposal (other than from an affiliate of the Company), and (A) the Company's Board of Directors determines (i) in its good faith judgment that such Acquisition Transaction Proposal represents a more favorable financial alternative to the Company's stockholders than the Merger and (ii), after consultation with and based upon the advice of outside legal counsel, determines in good faith that failure to accept such Acquisition Transaction Proposal would be reasonably expected to be a breach of, or would be inconsistent with, the Board of Directors' fiduciary duties under applicable law, (B) the Company shall have complied with its obligations in Section 6.7 hereof and have indicated in the notice delivered pursuant thereto that the Company intends to terminate this Agreement pursuant to this Section 8.1(a)(v), such notice having been received by Parent at least two (2) business days prior to any such termination and (C) during such two (2) business day-period the Company, together with its financial and legal advisors, shall have considered any adjustment in the terms and conditions of the transactions contemplated hereby, including an increase in the Merger Consideration, that Parent may propose; provided that such termination pursuant
                                        --------
to this clause (v) shall not be effective until the Company has made payment of the full fee required by Section 8.1(b) hereof.

               (vi) By Parent, if the Board of Directors of the Company shall have (A) withdrawn, modified or amended in any adverse respect its approval or recommendation of this Agreement, the Merger or the transactions contemplated hereby, (B) failed to include in the Proxy Statement such recommendation, (C) endorsed or recommended to its stockholders an Acquisition Transaction Proposal,
(D) resolved to do any of the foregoing or (E) if the Company shall have received a written Acquisition Transaction Proposal and shall not have rejected such Acquisition Transaction Proposal within ten (10) business days of its receipt thereof.

               (vii) By Parent or the Company, if (A) the other party shall have failed to comply in any material respect with any of the covenants and agreements (or in any respect with regard to covenants and agreements qualified by materiality) contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, and such failure continues for ten (10) business days after the actual receipt by such party of a written notice from the other party setting forth in detail the nature of such failure, or (B) a representation or warranty of the other party contained in this Agreement shall be untrue in any material respect or a representation or warranty qualified as to materiality or Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, shall be untrue in any respect.

               (viii) By Parent, if any of the conditions set forth in Section
7.2 hereof shall have become incapable of being fulfilled and shall not have been waived by Parent, or by the Company if any of the conditions set forth in
Section 7.3 hereof shall have become incapable of being fulfilled and shall not have been waived by the Company.

          (b) If this Agreement or the transactions contemplated hereby are terminated pursuant to:

               (A)  Section 8.1(a)(v),

               (B)  Section 8.1(a)(vi), or

               (C) Section 8.1(a)(iv) if, at the time of the Stockholders Meeting, there is pending an Acquisition Transaction Proposal or an Acquisition Transaction Proposal shall have been previously announced, then, (x) in the case of a termination of this Agreement pursuant to clause (A) or (B) above, the Company shall pay Parent concurrently with such termination a fee of $8,145,000 (the "Fee"), which amount shall be payable in immediately available funds, (y) in the case of a termination as contemplated by clause (C) above if within one year following the date of such termination the applicable pending or previously announced Acquisition Transaction Proposal is consummated by the Company, then the Company shall pay the Fee to Parent simultaneously with the consummation of such Acquisition Transaction Proposal or (z) in the case of a termination as contemplated by clause (C) above, if within one year following the date of such termination any other Acquisition Transaction Proposal is consummated by the Company, then the Company shall pay to Parent, simultaneously with the consummation of such other Acquisition Transaction Proposal, a fee equal to 3% of the aggregate amount of the consideration paid to the Company or its stockholders, as applicable, pursuant to such Acquisition Transaction Proposal. Following any payment of the Fee described herein, the Company shall have no further liability or obligation to Parent or Sub. Following any payment of the Fee in any such event, the Company shall have no further liability or obligation to Parent or Sub.

          (c) If the Company does not consummate the Merger on or prior to May 15, 1998 solely as a result of the failure of the closing condition set forth in Section 7.3(e) hereof, then the Company shall promptly pay to Parent a fee of $4,073,000, which amount shall be payable in immediately available funds.

     SECTION 8.2   Effect of Termination.  In the event of the termination and
                   ---------------------
abandonment of this Agreement pursuant to Section 8.1(a) hereof, this Agreement (except for the provisions of the last two sentences of Section 6.3, and Sections 6.6, this Section 8.2, Article IX and paragraphs (b) and (c) of Section
8.1 hereof) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders; provided, however, that nothing in this Section 8.2 shall relieve
              --------  -------
any party to this Agreement of liability for any willful or intentional breach of this Agreement.

     SECTION 8.3  Amendment.  Subject to the applicable provisions of the DGCL,
                  ---------
at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of
                                    --------  -------
the Merger by the stockholders of the Company, no amendment shall be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 8.4   Extension; Waiver.  At any time prior to the Effective Time,
                   -----------------
the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 8.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 8.5   Procedure for Termination, Amendment, Extension or Waiver.  A
                   ---------------------------------------------------------
termination of this Agreement pursuant to Section 8.1 hereof, an amendment of this Agreement pursuant to Section 8.3 hereof or an extension or waiver pursuant to Section 8.4 hereof shall, in order to be effective, require in the case of Parent, action by its General Partner, and in the case of Sub or the Company, action by its Board of Directors or the duly authorized committee or designee of its Board of Directors.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1   Nonsurvival of Representations and Warranties.  None of the
                   ---------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.2   Fees and Expenses.  Except as provided otherwise in
                   -----------------
paragraphs (b) and (c) of Section 8.1, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, other than (i) the expenses incurred in connection with printing and mailing proxy materials to stockholders, which shall be paid by the Company and (ii) real property transfer taxes, which shall be paid by the Company.

     SECTION 9.3   Definitions.  For purposes of this Agreement:
                   -----------

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

          (c) "knowledge" means, with respect to the Company, the actual knowledge of any of Richard L. Fisher, Martin L. Edelman, Samuel Rosenberg, Douglas Verner, Kenneth Weber and Adrian Werner.

          (d) "Liens" means, collectively, all material pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

          (e) a "Material Adverse Effect" with respect to any person means an event that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its Subsidiaries taken as a whole;

          (f) a "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

          (g)      a "Subsidiary" of any person means any other person of which
(A) the first mentioned person or any Subsidiary thereof is a general partner,
(B) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by the first mentioned person and/or by any one or more of its Subsidiaries, or (C) at least 50% of the equity interests of such other person is, directly or indirectly, owned or controlled by such first mentioned person and/or by any one or more of its Subsidiaries, excluding the Mexican Joint Venture.

     SECTION 9.4   Notices.  All notices, requests, claims, demands and other
                   -------
communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (i)  if to Parent or Sub, to

                         c/o Whitehall Street Real Estate Limited Partnership 85 Broad Street
                         New York, New York  10004
                         Attention:  Michael Klingher
                         Telecopy:  (212) 357-5505

                    with a copy (which shall not constitute notice) to each of:

                         Paul, Weiss, Rifkind, Wharton & Garrison
                         1285 Avenue of the Americas
                         New York, New York  10019
                         Attention:  Robert B. Schumer, Esq.
                         Telecopy:  (212) 757-3990

                    and

                         Mayor, Day, Caldwell & Keeton, LLP
                         700 Louisiana
                         Houston, Texas  77002
                         Attention:  Geoffrey K. Walker, Esq.
                         Telecopy: (713) 225-7047

                    (ii) if to the Company, to

                         605 Third Avenue
                         New York, New York 10158
                         Attention: Richard L. Fisher,
                         Chairman and Chief Executive Officer
                         Telecopy:  (212) 867-4644

                    with a copy (which shall not constitute notice) to:

                         Battle Fowler LLP
                         75 East 55th Street
                         New York, New York  10022
                         Attention:  John N. Turitzin, Esq.
                         Telecopy:  (212) 339-9150

     SECTION 9.5   Interpretation.  When a reference is made in this Agreement
                   --------------
to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 9.6   Counterparts.  This Agreement may be executed in two or more
                   ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.7   Entire Agreement; Third-Party Beneficiaries.  This Agreement
                   -------------------------------------------
constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person (including, without limitation, any employees of the Company), other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Section 6.5 (solely in respect of officers and directors of the Company and its Subsidiaries) to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.

     SECTION 9.8   Governing Law.  This Agreement shall be governed by, and
                   -------------
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.9   Assignment.  Neither this Agreement nor any of the rights,
                   ----------
interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void, except that Parent and/or Sub may assign this Agreement to any affiliate of Parent without the prior consent of the Company; provided that Parent shall remain liable for all of its obligations
         --------
under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.10  Enforcement.  The parties agree that irreparable damage would
                   -----------
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.11  Severability.  Whenever possible, each provision or portion
                   ------------
of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                            [signature page follows]

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                CHARTWELL LEISURE INC.


                                By: /s/ Richard L. Fisher
                                    ____________________________________________
                                    Name:  Richard L. Fisher
                                    Title: Chairman of the Board of Directors
                                           and Chief Executive Officer


                                WHITEHALL STREET REAL ESTATE LIMITED
                                PARTNERSHIP IX


                                By:   WH Advisors, L.L.C. IX,
                                      its general partner


                                      By:  Whitehall IX/X, Inc.,
                                           its managing member


                                           By: /s/ Michael Klingher
                                               _________________________________
                                               Name:  Michael Klingher
                                               Title: Vice President


                                CLI PROPERTIES ACQUISITION CORP.


                                By: /s/ Michael Klingher
                                    ____________________________________________
                                    Name:  Michael Klingher
                                    Title: Vice President